Delisting Determination, The Nasdaq Stock Market, LLC, July 11, 2025,
Aptose Biosciences, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the security of Aptose Biosciences, Inc.
effective at the opening of the trading session on July 31, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rule 5550(b)(1).
The Company was notified of the Staff determination on October 1, 2024.
On October 8, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel
(Panel) pursuant to Listing Rule 5815.
On November 21, 2024, the hearing was held. On December 17, 2024, the Panel reached a decision and a Decision letter was issued on said date.
On January 14, 2025, Staff issued an Additional Staff
Delist Determination Letter notifying the Company that it was in violation of Listing Rule 5550(a)(2).
On March 31, 2025, the Panel reached a decision and decided to suspend the Company from the Exchange since the Company was unable to regain compliance by the milestone set forth in the Decision letter dated December 17, 2024. The Company security was suspended on April 2, 2025. The Staff determination to delist the Company security became final on May 15, 2025.